EXHIBIT 10.1

FOIA- CONFIDENTIAL TREATMENT REQUESTED

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This FIRST Amendment (the "Amendment"), dated December 21, 2011, is entered into by and between EMCORE CORPORATION, a New Jersey corporation ("Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), acting through its Wells Fargo Capital Finance operating division.

Recitals

Company and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) Section 1.2(a) of the Credit Agreement is hereby deleted and replaced as follows:

(a)	Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:

(i)
85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus

(ii)
85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $10,000,000.00, whichever is less, plus

(iii)
the lesser of (x) the lesser of (a) 85% or such lesser percentage of the Net Orderly Liquidation Value of the Eligible Equipment (as determined by an appraisal acceptable to Wells Fargo) as Wells Fargo in its sole discretion may deem appropriate, or (b) 100% or such lesser percentage of the Net Forced Liquidation Value of the Eligible Equipment (as determined by an appraisal acceptable to Wells Fargo) as Wells Fargo in its sole discretion may deem appropriate, plus only after complying with all FIRREA requirements and only after Wells Fargo's receipt of a Lender's title insurance policy in form and substance satisfactory to Wells Fargo, 50% or such lesser percentage of the AS IS Market Value of the Real Property (as determined by an appraisal acceptable to Wells Fargo) as Wells Fargo in its sole discretion may deem appropriate, or (y) $10,000,000.00 (which dollar figure shall be automatically reduced on March 1, 2012, and on the first day of each month thereafter in an amount sufficient to fully amortize the Eligible Equipment component of this Romanette (iii) over an assumed term of 7 years and the Real Estate component of this Romanette

(iii) over an assumed term of 15 years, and which amount shall be automatically reduced to $0.00 on the earlier of (x) December 31, 2012, or (y) the date that the Company receives insurance proceeds of not less than $30,000,000.00 in the aggregate applicable to the flood event described in the Company's October 24, 2011 press release, plus

(iv)
85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $10,000,000.00, whichever is less, less

(v)    the Borrowing Base Reserve, less

(vi)	Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vii)
Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)	Effective on January 1, 2012, Section 1.7(a) of the Credit Agreement is hereby deleted and replaced as follows:

(a)    Interest Rates Applicable to Line of Credit. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:
Floating Rate Pricing
The "Floating Rate" for Line of Credit Advances = An interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus (ii) four percent (4%), provided however, if but only if there is not a then existing Event of Default or Default Period, then effective on January 1, 2013, the Floating Rate shall be reduced to an interest rate equal to the sum of (i) Daily Three Month LIBOR, which interest rate shall change whenever the Daily Three Month LIBOR changes, plus (ii) three percent (3.0%).
(c) Section 5.2 of the Credit Agreement is hereby deleted and replaced as follows:

5.2    Financial Covenants. Company agrees, for any fiscal quarter in which the excess availability under the Borrowing Base plus all of the Company's cash and cash equivalents on deposit with Wells Fargo is at any time less than $3,500,000.00, which amount shall be automatically increased to $7,500,000.00 on the earlier of (i) December 31, 2012, (ii) the date that the Eligible Equipment and Real Estate component of the Borrowing Base has been permanently reduced to $0.00 (which availability may be supplemented by draws upon the committed common stock equity facility dated August 16, 2011 and maintained with Commerce Court, not more than two times per year), to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions. Any of the foregoing notwithstanding, the Company shall have the right to draw on its equity facility at any time for any purpose other than that specifically limited by this Section 5.2.
(a)Tangible Net Worth. The Company shall, during each period described below, maintain a Tangible Net Worth of not less than the amounts set forth below:

Quarter Ending	Minimum Required Tangible Net Worth
December 31, 2011	$75,000,000.00
March 31, 2012	$52,000,000.00
June 30, 2012	$48,500,000.00
September 30, 2012	$54,000,000.00
December 31, 2012	$65,000,000.00

(b)EBITDA. The Company shall, during each period described below, achieve an EBITDA of not less than (or in the event a negative EBITDA is permitted a negative EBITDA of not more than) the amounts set forth below, as measured from the last day of the immediately preceding fiscal year. For purposes of determining compliance with this Section 5.2(b), write downs on Equipment and Inventory and insurance recoveries applicable to the occurrence of the flood (which was described in the Company's October 24, 2011 press release) shall not be included in the EBITDA calculation.

Quarter Ending	Minimum Required EBITDA/ (Maximum Permitted negative EBITDA)
December 31, 2011	$(7,500,000)
March 31, 2012	$(16,000,000)
June 30, 2012	$(18,000,000)
September 30, 2012	$(18,500,000)
December 31, 2012	$1,500,000.00

(c)Capital Expenditures. The Company shall not incur or contract to incur Capital Expenditures (whether unfinanced or not) of more than $12,500,000.00 in the aggregate during the Company's 2012 fiscal year.

(d)New Covenants. The Company and Wells Fargo shall agree on new financial covenants for Sections 5.2(a-c) by December 31, 2012, and by December 31 of each year thereafter. Wells Fargo will propose new financial covenants within two (2) weeks of receipt of projections required pursuant to Section 5.1(d).

(d)	The following definitions are, as applicable, hereby added to or amended in Exhibit A of the Credit Agreement:

"Collateral" means all of Company's Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, the Real Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts,

Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.
"Deed of Trust" means the Deed of Trust and Assignment of Rents and Leases that encumbers the Real Property.
"Net Cash Proceeds" means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to prior Liens and the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (d) taxes paid or reasonably estimated to be payable as a result of such asset sale.
"Net Forced Liquidation Value" means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally managed forced sale public auction conducted without reserve under economic trends current within 60 days of the appraisal, which opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.
"Net Orderly Liquidation Value" means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.
"Real Property" means the real property that is the subject of the lien of the Deed of Trust.
"Security Documents" means this Agreement, the Negative Pledge, the Deed of Trust, the Patent and Trademark Security Agreement(s), and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

(e)	Exhibit E to the Credit Agreement is hereby deleted and replaced with Exhibit E attached hereto.

2.
No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.
Amendment Fee. The Company shall pay Wells Fargo a fully earned, non-refundable fee in the amount of $100,000.00 in consideration of Wells Fargo's execution and delivery of this Amendment, which fee shall be due and payable on January 31, 2012.

4.
Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)	The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(b)
A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(c)	The Deed of Trust, in the form attached hereto as Exhibit A, duly executed and acknowledged by the Company.

(d) Such other matters as Wells Fargo may require.

5.	Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)
The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)
The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)
All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6.
References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7.
No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8.
Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9.
Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses and the fee required under Paragraph 3 of this Amendment.

10.
Appraisal. As permitted pursuant to Section 5.9(d) of the Credit Agreement, Wells Fargo shall order an appraisal of the Company's domestic Equipment and Real Estate. The Company will assist in all reasonable ways with the preparation of the appraisal. The appraisal shall be performed by an appraiser satisfactory to Wells Fargo and shall be performed at the Company's sole cost and expense.

11.
Acknowledgment. Wells Fargo acknowledges that the occurrence of the flood (which was described in the Company's October 24, 2011 press release) does not constitute an Event of Default under Section 6.1(o) of the Credit Agreement.

12.
Sale of Assets. The Company wishes to dispose of certain non-core assets that [***] (the "Non-Core Assets"). Absent a consent from Wells Fargo, the disposal of the Non-Core Assets would constitute an Event of Default under Section 5.17 of the Credit Agreement. Subject to the sales price of the Non-Core Assets being not less than [***], Wells Fargo hereby consents to the sale of the Non-Core Assets so long as the proceeds of the same are applied in full to outstanding Advances or used in part to pay the outstanding balance of the Advances to $0.00.

13.
Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation By: /s/ Hong Q. Hou Its: Chief Executive Officer WELLS FARGO Bank, National Association By: /s/ Joe Primack Its Authorized Signatory